Exhibit 99.2

FOR IMMEDIATE RELEASE

Contacts
Investors:	Peter Vozzo, 301-398-4358
Media:	Jamie Lacey, 301-398-4035
http://www.medimmune.com

MedImmune, Inc. Announces Make-Whole Fundamental Change relating to its 1.375% Convertible Senior Notes Due 2011 and 1.625% Convertible Senior Notes Due 2013

Gaithersburg, Maryland, June 18, 2007 — MedImmune, Inc. today announced that, in connection with the closing of the acquisition of MedImmune by AstraZeneca PLC pursuant to a “first-step” cash tender offer by an indirect wholly owned subsidiary of AstraZeneca PLC for all outstanding MedImmune shares at $58.00 per share followed by a “second-step” cash merger at the same per share price, MedImmune is delivering a notice to holders of its 1.375% Convertible Senior Notes Due 2011 and 1.625% Convertible Senior Notes Due 2013, pursuant to the indentures under which the notes were issued (the “Indentures”), of the Fundamental Change and Make-Whole Fundamental Change (in each case, as defined in the Indentures) that occurred in connection with the consummation of the acquisition.  The effective date of the “second step” merger was June 18, 2007.

As more fully described in the notice to noteholders, in accordance with Section 10.01(A)(iv), 10.01(C) and 10.14(D) of the Indentures, notes may be converted at any time during the period that began on Wednesday, May 2, 2007, and ends on, and includes, Tuesday, July 31, 2007 (the “Make-Whole Convertibility Period”).

The conversion rate in effect as of June 18, 2007 is 29.9679 shares of MedImmune common stock per $1,000 principal amount of notes.  Pursuant to the Indentures, the notes are convertible solely into cash.  The conversion rates for the notes that are converted during the Make-Whole Convertibility Period are increased to 30.9510 shares for each $1,000 principal amount of the 2011 notes and 31.4753 shares for each $1,000 principal amount of 2013 notes.  In order to receive the increased conversion rate set forth above, holders must surrender their notes for conversion during the Make-Whole Convertibility Period.  If a holder fails to convert its notes during the Make-Whole Convertibility Period, such holder will be entitled, notwithstanding the expiration of the Make-Whole Convertibility Period, to convert its notes up until the business day immediately preceding the respective maturity date of the notes.  However, such holder will not be entitled to any increase in the conversion rate pursuant to Section 10.14 of the Indentures in respect of such notes so converted, unless such conversion occurs during the Make-Whole Convertibility Period.

MedImmune has also announced that, as a result of the Fundamental Change described above, holders of the notes have the right to require the MedImmune to repurchase all of their notes (or portions thereof that are integral multiples of $1,000 in principal amount) on Monday, July 23, 2007, the Fundamental Change Repurchase Date, at a repurchase price payable in cash equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding July 23, 2007.

Holders of notes should read carefully the notice they will be receiving regarding their conversion rights and their rights to require MedImmune to repurchase their notes in connection with the Fundamental Change and Make-Whole Fundamental Change, as it contains important information as to the procedures and timing for the exercise of such rights.

Forward-Looking Statements

This press release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks, uncertainties and other factors.  In addition, if and when the transaction is consummated, there will be risk and uncertainties related to AstraZeneca’s ability to successfully integrate the products and employees of AstraZeneca and MedImmune.  These risks, uncertainties and other factors, and the general risks associated with the respective businesses of AstraZeneca and MedImmune as described in the reports and other documents filed by each of them with the SEC, could cause actual results to differ materially from those referred to in the forward-looking statements.  The reader is cautioned not to rely on these forward-looking statements.  All forward-looking statements are based on information currently available to AstraZeneca and MedImmune, and neither AstraZeneca nor MedImmune assumes any obligation to update any such forward-looking statements included in this press release.